Exhibit 4.34

BUSINESS SUPPORT AGREEMENT

This Business Support Agreement (this “Agreement”) is entered into on April 24,2020 between Toppan Printing Co., Ltd., a company organized under the laws of Japan (“Toppsn”) and VTS-Touchsensor Co., Ltd., a company organized under the laws of Japan (“VTS”). Each of Toppan and VTS is referred to as a uParty?

RECITALS

A.VTS manufactures and sells copper-based metal mesh touch sensors (“Products”).

B.Toppan purchases Products from VTS.

C.

Toppan owns 35% of the equity of VTS and VIA Optronics GmbH (“VIA”) owns the other 65% of the equity ofVTS. Toppan and VIA are party to a Shareholders’ Agreement with respect to VTS, dated March 23, 2018 (the “SHA”).

D.	Toppan wishes to provide certain support to VTS for VTS’s business continuity and VTS wishes to receive such support, as described below.

The Parties hereby agree as fallows:

1Toppan Financial Support.

1.1

Subject to Section 1.3, during the Term (as detmed in Section 4.1.1), the payment terms fbr Toppan’s payments to VTS for Products accepted by Toppan will be changed from 60 days from receipt of invoice to the following payment term: if Toppan receives on or before the third business day of a month an invoice from VTS fbr Products accepted by Toppan, Toppan shall pay the invoiced amount by the last business day of that month. If Toppan receives an invoice after the third business day in a month, Toppan may pay the invoiced amount by the last business day of the following month. The shortened payment term during the Term is referred to as the “Toppan Financial Support”.

1.2

The Toppan Financial Support will first apply to the invoice fbr Products Toppan accepted during March 2020. Notwithstanding Section 1.1, Toppan shall pay this invoice by April 30, 2020, so long as it receives the invoice by April 24,2020.

1.3

The Toppan Financial Support is conditioned on VIA’s agreement to change the date by which VTS must make payment of the VTS Payables to VIA from March 31, 2020 to March 31,2021. If VIA demands payment of the VTS Payables before March 31, 2021, Toppan will be released from its obligation to provide the Toppan Financial Support with immediate eflect. The “VTS Payables” means all principal and interest owed by VTS to VIA pursuant to a loan agreement between VIA as lender and VTS as borrower, dated April 20, 2020.

2VTS Cooperation

2.1	VTS shall exercise best efforts to improve productivity and reduce costs with respect to its production activities to improve its profitability.
2.2	VTS shall make specific plans to (a) improve productivity and (b) reduce costs and shall submit those plans to Toppan for its approval by May 20, 2020.

2.3	VTS shall establish sales targets for its sales of the Products to customers other than Toppan, VTS shall exercise best efforts to achieve its sales targets.
2.4

Toppan and VTS shall meet in person once every calendar month and at these meetings VTS shall report on (a) the progress of each plan for (i) improving productivity, (ii) reducing costs and (iii) meeting its sales targets, and (b) its profit and loss statement and cash flow statement, specifying variances between budgeted amounts and actual performance.

3

Business Continuity Discussions. If VTS’ deposit balance at Shiga Bank at the end of any month during the Term is less than JPY 100 million, Toppan, VTS and VIA shall discuss in good faith about VTS’ business continuity, including liquidation ofVTS,

4Miscellaneous.

4.1Term and Termination.

4.1.1	The term of this Agreement is from the date hereof until March 31, 2021 (the “Term”).
4.1.2

The rights and obligations of the Parties set forth in this Section 4 and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

4.2

EXCLUSION OF CONSEQUENTIAL AND OTHER INDIRECT DAMAGES; LIMITATION ON DAMAGES. EXCEPT FOR DAMAGES ARISING FROM ANY PARTY’S INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE, TO THE FULLEST EXTENT PERMITTED BY LAW, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT).

4.3

Confidentiality. Each Party agrees not to disclose the contents of this Agreement without the other Party[5]s advance written consent. Notwithstanding the foregoing, Each Party may disclose the content of this Agreement to VIA and its parent company Integrated Micro-Electronics Inc.

4.4

Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement is to be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties and neither Party has the authority to contract for or bind the other Party in any manner whatsoever.

4.5

Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

4.6

Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall, at the request of the other Party, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be required to cany out the provisions hereof and give effect to the transactions contemplated hereby.

4.7

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) on the date sent by e-mail of a PDF document, if sent during the recipienfs normal business hours, and on the next Business Day, if sent after the recipient’s normal business hours, on condition that the communication sent by e-mail is also sent by certified or registered mail, return receipt requested, postage prepaid; or (c) if sent internationally, on the fifth day, and if sent within J冊an, on the second day, after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Parties at the following addresses (or at such other address for a Party of which that Party notifies the other Party in accordance with this Section 4.7):

If to Toppan:	Toppan Printing Co., Ltd.
3-19-26, Shibaura, Minato-ku, Tokyo 108- 8539, Japan E-mail: naomi.hiramoto@toppan.cojp Attention: Naomi Hiramoto

If to VTS:	VTS-Touchsensor Products, Co.? Ltd.
1101-20, Myohoji-cho? Higashiomi Shiga, 527- 0046, Japan E-mail: bemardo.santos@vts- touchsensoncom Attention: Mario Bern ardo N. Santos

4.8	Headings. The headings in this Agreement are for reference only and do not affect its interpretation.
4.9

Sever ability* If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable that term or provision in any other jurisdiction. Upon determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the Parties[5] original intent as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.

4.10	Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to this subject matter.

4.11

Successors and Assigns; Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall assign its rights or obligations hereunder without the advance written consent of the other Party, which consent must not be unreasonably withheld or delayed. No assignment will relieve the assigning Party of any of its obligations hereunder.

4.12

No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or will confer upon any third party, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.13

Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by that Party. No waiver by either Party will be, or will be construed as, a waiver in respect of any failure, breach or default not expressly identified by that written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will be, or will be construed as, a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

4.14Governing Law; Dispute Resolution.

4.14.1	This Agreement is governed by and to be construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule.
4.14.2

The Parties shall endeavor to resolve any dispute, controversy or difference arising out of^ in connection with, or related to this Agreement (a “Dispute”) through good-faith negotiations. If a Dispute is not settled within 20 days after the receipt by a Party of a written request for negotiation under this Section 4.14.2, the Dispute will be refened for consideration by the Parties[5] senior officers. The senior officers will have full authority to settle the Dispute.

4.14.3

If the senior officers are unable to resolve the Dispute within 20 days after the receipt by a Party of a written request for consideration of the Dispute by senior officers under Section 4.14.2, the Parties shall submit the Dispute to arbitration in Tokyo in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association for final settlement. The Parties shall have the tribunal appoint three arbitrators in accordance with the rules and conduct the arbitration in English. The decision by the arbitration tribunal will be final and binding on the Parties and may be approved of or entered in (or otherwise be granted enforceability through necessary procedures by) any court having jurisdiction.

4.15 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an origmal signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties execute this Business Support Agreement on the date stated in the introductory clause.

Toppan Printing Co., Ltd.
By:	/s/ Tetsuro Ueki
Name:	Tetsuro Ueki
Title:	Director & Senior Managing Executive Officer, Electronics Division

VTS-Touchsensor Co., Ltd.
By:	/s/ Mario Benardo N. Santos
Name:	Mario Benardo N. Santos
Title:	Managing Director